Exhibit 10.47
RESTRICTED STOCK UNIT
AWARD AGREEMENT
     Pursuant to Section 8 of the 1990 Stock Incentive Plan (the “Plan”) of Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), on <<Date>> the Compensation Committee of the Board of Directors of the Company authorized and granted to <<RSU Participant>> (the “Recipient”) an award of restricted stock units with respect to the Company’s Class A Common Stock (“Common Stock”), subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”). By accepting this award, the Recipient agrees to all of the terms and conditions of this Agreement.
     1.      Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan «RSU_Amount» restricted stock units (the “Award”), subject to the restrictions, terms and conditions set forth in this Agreement.
          (a)      Rights under Restricted Stock Units. A restricted stock unit (a “RSU”) obligates the Company, upon vesting in accordance with this Agreement, to issue to the Recipient one share of Common Stock for each RSU.  The number of shares of Common Stock issuable with respect to each RSU is subject to adjustment as determined by the Board of Directors of the Company as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally.
          (b)      Vesting Date. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture.  The Vesting Reference Date of this Award is <<Vesting Reference Date>>. Subject to Sections 1(c), (d), (e) and (f), the RSUs shall vest in equal annual installments over five years as follows:

% of RSUs Vested
Prior to Vesting Reference Date	0%
First anniversary of the Vesting Reference Date	20%
Second anniversary of the Vesting Reference Date	40%
Third anniversary of the Vesting Reference Date	60%
Fourth anniversary of the Vesting Reference Date	80%
Fifth anniversary of the Vesting Reference Date	100%
          (c)      Acceleration on Death, Disability or Retirement. If the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company by reason of the Recipient’s death, disability or retirement, all outstanding but unvested RSUs shall become immediately vested. The term “disability” means a medically determinable physical or mental condition of the Recipient resulting from bodily injury, disease, or mental disorder which is likely to continue for the remainder of the Recipient’s life and which renders the Recipient incapable of performing the job assigned to the Recipient by the Company or any substantially equivalent replacement job. The term “retirement” shall mean (i) normal retirement after reaching age 65, (ii) early retirement after reaching age 55 and completing 10 years of service, or (iii) early retirement after completing 30 years of service without regard to age.
          (d)      Certain Transactions. Notwithstanding any provision in this Agreement, in the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, the Compensation Committee of the Board of Directors (the “Compensation Committee”)

may, in its sole discretion and to the extent possible under the structure of the applicable transaction, select one or a combination of the following alternatives for treating this Award of RSUs:
               (i)      The Award shall remain in effect in accordance with its terms;
               (ii)      All or a portion of the RSUs shall, to the extent then still subject to the vesting restrictions, be released from the vesting restrictions in connection with the closing of the applicable transaction; or
               (iii)      The RSUs shall be converted into restricted stock units or restricted stock of one or more of the corporations that are the surviving or acquiring corporations in the applicable transaction. The amount and type of converted restricted stock units or restricted stock shall be determined by the Company, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the applicable transaction. Unless otherwise determined by the Company, by action of the Compensation Committee, the converted restricted stock units or restricted stock shall continue to be subject to the forfeiture provisions applicable to the RSUs at the time of the applicable transaction.
          (e)      Special Acceleration in Certain Events. Notwithstanding any other provision in this Agreement, upon a change in control of the Company, all outstanding but unvested RSUs shall become immediately vested. The term “change in control of the Company” means the occurrence of any of the following events:
               (i)      The consummation of:
               (A)      any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
               (B)      any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;
               (ii)      At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or
               (iii)      Any person shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing 20% or more of the combined voting power of the then outstanding Voting Securities. For purposes of this Section 1(e), the term “person” means and includes any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company.

Notwithstanding anything in this Section 1(e) to the contrary, unless otherwise determined by the Board of Directors of the Company, no change in control of the Company shall be deemed to have occurred for purposes of this Agreement if (1) the Recipient acquires (other than on the same basis as all other holders of shares of Common Stock of the Company) an equity interest in an entity that acquires the Company in a change in control of the Company otherwise described under subparagraph (i) of this Section 1(e), or (2) the Recipient is part of a group that constitutes a person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a change in control of the Company under subparagraph (iii) of this Section 1(e).
          (f)      Forfeiture of RSUs on Termination of Service. If the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company for any reason that does not result in acceleration of vesting pursuant to Section 1(c) or 1(d), the Recipient shall immediately forfeit all outstanding but unvested RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock.
          (g)      Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. The Recipient may designate beneficiaries to receive the shares of Common Stock underlying the RSUs subject to this Agreement if the Recipient dies before delivery of the shares of Common Stock by so indicating on a form supplied by the Company. If the Recipient fails to designate a beneficiary, such Common Stock will be delivered to the person or persons establishing rights of ownership by will or under the laws of descent and distribution.
          (h)      No Voting Rights; Dividends. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the underlying Common Stock is issued to the Recipient. The Recipient will be entitled to receive any cash dividends declared on the Common Stock underlying the RSUs after the RSUs have vested and the Common Stock has been issued. The Company shall accrue and pay to the Recipient on the vesting of the RSUs an amount in cash equal to dividends that would have been paid on the Common Stock underlying the RSUs after the date of the issuance of the RSUs. No interest shall be paid by the Company on accrued amounts.
          (i)      Delivery Date for the Shares Underlying the RSU. As soon as practicable following a date on which any RSUs vest, the Company will issue the Recipient the Common Stock underlying the then vested RSUs in the form of uncertificated shares in book entry form. The shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death, in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution.
          (j)      Taxes and Tax Withholding. The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code can or will be made with respect to the RSUs. The Recipient acknowledges that, on each date that shares underlying the RSUs are issued to the Recipient (the “Payment Date”), the Value (as defined below) on that date of the shares so issued will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold from the shares otherwise issuable the number of shares having a Value equal to the minimum withholding amount. For purposes of this Section 6, the “Value” of a share shall be equal to the closing market price for the Common Stock on the last trading day preceding the Payment Date. Alternatively, the Company may, at its option, permit the Recipient to pay such withholding amount in cash under procedures established by the Company.

          (k)      Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon Recipient any right to be continued in the employment of the Company or any parent or subsidiary of the Company, or to interfere in any way with the right of the Company or any parent or subsidiary by whom Recipient is employed to terminate Recipient’s employment at any time or for any reason, with or without cause, or to decrease Recipient’s compensation or benefits.
     2.      Miscellaneous.
          (a)      Entire Agreement; Amendment. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subjects hereof.
          (b)      Interpretation of the Plan and the Agreement. The Compensation Committee shall have the sole authority to interpret the provisions of this Agreement and the Plan and all determinations by it shall be final and conclusive.
          (c)      Electronic Delivery. The Recipient consents to the electronic delivery of notices and any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.
          (d)      Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.
          (e)      Further Action. The parties agree to execute such instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
          (f)      Governing Law. This Agreement and the Plan will be interpreted under the laws of the state of Oregon, exclusive of choice of law rules.

SCHNITZER STEEL INDUSTRIES, INC.

By:

Authorized Officer

4